Exhibit 99.1
For Immediate Release

Hasbro Reports Revenue, Operating Profit and Net Earnings
Growth for First Quarter 2016
·	First quarter 2016 revenues grew 16% to $831.2 million; Absent a negative $28.6 million impact of foreign exchange, first quarter 2016 revenues grew 20%;
·	First quarter 2016 revenues grew 28% in the U.S. and Canada segment and 13% in the International segment; Absent the negative impact of foreign exchange, International segment revenues increased 22%;
·
Growth in the Boys (+24%), Girls (+41%) and Preschool (+11%) categories; Franchise Brand revenues up 1% as reported and 4% absent foreign exchange; STAR WARS, DISNEY PRINCESS and DISNEY'S FROZEN product revenues further contributed to growth;

·	Operating profit increased 59% and net earnings increased 83% to $48.8 million or $0.38 per diluted share;
·	Company returned $93.2 million to shareholders in the quarter; $57.4 million in dividends and $35.8 million in share repurchases.

Pawtucket, R.I., April 18, 2016 -- Hasbro, Inc. (NASDAQ: HAS) today reported financial results for the first quarter 2016.  Net revenues for the first quarter 2016 increased 16% to $831.2 million versus $713.5 million in 2015.  Excluding a negative $28.6 million impact from foreign exchange, first quarter revenues increased 20%.

Net earnings for the first quarter 2016 increased 83% to $48.8 million, or $0.38 per diluted share, compared to $26.7 million, or $0.21 per diluted share, in 2015.

"The momentum with which we ended last year has continued throughout the first quarter 2016, delivering revenue and earnings growth," said Brian Goldner, Hasbro's Chairman, President and Chief Executive Officer.  "Our focus on executing our Brand Blueprint continues to drive strong retail and consumer demand for our brands, while enhancing overall profitability of Hasbro.  Hasbro Franchise Brand revenue increased behind continued double-digit growth in NERF and PLAY-DOH, overcoming expected difficult quarterly comparisons in TRANSFORMERS as well as a digital streaming deal in the Entertainment and Licensing segment recorded last first quarter.  Demand for STAR WARS: THE FORCE AWAKENS products continued to be high and we benefited from the addition of DISNEY PRINCESS and FROZEN fashion and small dolls. We are very encouraged with global demand and our outlook for 2016."

"The first quarter was a very good quarter for Hasbro," said Deborah Thomas, Hasbro's Chief Financial Officer.  "The strength of our results reflected the continued momentum in our business and strong execution from our global teams.  We grew revenues, operating profit and earnings despite the continued negative impact from foreign exchange and challenging economic environments in some international markets.  We returned $93.2 million in cash to shareholders and ended the quarter with a very strong balance sheet positioned to support our 2016 growth outlook.  While most of the year remains ahead of us, it was a good start to the year."

First Quarter 2016 Major Segment Performance

	Net Revenues ($ Millions)			Operating Profit ($ Millions)
	Q1 2016	Q1 2015	% Change	Q1 2016	Q1 2015	% Change
U.S. and Canada	$443.6	$345.7	+28%	$78.3	$41.4	+89%
International	$345.0	$305.7	+13%	$2.9	$1.9	+50%
Entertainment and Licensing	$42.5	$60.6	-30%	$5.4	$16.4	-67%

First quarter 2016 U.S. and Canada segment net revenues increased 28% to $443.6 million compared to $345.7 million in 2015.  Growth in the Boys, Girls and Preschool categories more than offset a decline in the Games category.  The U.S. and Canada segment reported operating profit growth of 89% to $78.3 million, or 17.7% of net revenues, compared to $41.4 million, or 12.0% of net revenues, in 2015.

International Segment net revenues increased 13% to $345.0 million compared to $305.7 million in 2015.  All four product categories posted revenue growth:  Boys, Games, Girls and Preschool.  On a regional basis, Europe grew 14%, Latin America declined 3%, and Asia Pacific was up 25%.  Emerging markets revenues declined 7% in the quarter.  Excluding an unfavorable $26.7 million impact of foreign exchange, net revenues in the International Segment grew 22%, increasing 19% in Europe, 19% in Latin America and 33% in Asia Pacific.  Emerging markets increased approximately 6% absent the impact of foreign exchange.  As reported, International Segment operating profit of $2.9 million was up 50%, compared to $1.9 million in 2015.

Entertainment and Licensing segment net revenues decreased 30% to $42.5 million compared to $60.6 million in 2015.  Last year's first quarter benefited from a multi-year digital streaming deal for Hasbro Studios television programming, which was not repeated in 2016.  The Entertainment and Licensing segment operating profit declined 67% to $5.4 million compared to $16.4 million in 2015.

First Quarter 2016 Product Category Performance

	Net Revenues ($ Millions)
	Q1 2016	Q1 2015	% Change
Boys	$336.9	$272.6	+24%
Games	$231.1	$235.6	-2%
Girls	$165.4	$117.1	+41%
Preschool	$97.8	$88.1	+11%

First Quarter 2016 Boys category revenues increased 24% to $336.9 million.  Revenue growth in the quarter was driven by gains in Franchise Brand NERF, along with Partner Brand STAR WARS as well as the addition of YOKAI WATCH.  The Boys category grew 28% absent the impact of foreign exchange.

Games category revenues declined 2% for the quarter to $231.1 million.  PIE FACE continued to be a strong contributor to growth, along with growth in YAHTZEE and DUEL MASTERS.  Growth in these brands was more than offset by declines in other gaming brands for the quarter.  The Games category was flat absent the impact of foreign exchange.

Girls category revenues increased 41% to $165.4 million.  The first quarter marked the on shelf date for Hasbro's line of DISNEY PRINCESS and FROZEN fashion and small dolls. The addition of these brands along with DISNEY'S DESCENDANTS and growth in BABY ALIVE delivered strong quarterly revenue growth for the category. The Girls category increased 48% absent the impact of foreign exchange.

Preschool category revenues increased 11% to $97.8 million for the first quarter 2016.   Revenue growth in Franchise Brand PLAY-DOH drove the revenue increase for the quarter.  The Preschool category grew 17% absent the impact of foreign exchange.

Dividend and Share Repurchase

The Company paid $57.4 million in cash dividends to shareholders during the first quarter 2016.  The next quarterly cash dividend payment of $0.51 per common share is scheduled for May 16, 2016 to shareholders of record at the close of business on May 2, 2016.

During the first quarter, Hasbro repurchased 475,000 shares of common stock at a total cost of $35.8 million and an average price of $75.41 per share.  At quarter-end, $443.5 million remained available in the current share repurchase authorization.

Conference Call Webcast

Hasbro will webcast its first quarter 2016 earnings conference call at 8:30 a.m. Eastern Time today.  To listen to the live webcast and access the accompanying presentation slides, please go to http://investor.hasbro.com.   The replay of the call will be available on Hasbro's web site approximately 2 hours following completion of the call.

About Hasbro: Hasbro (NASDAQ: HAS) is a global company committed to Creating the World's Best Play Experiences, by leveraging its beloved brands, including LITTLEST PET SHOP, MAGIC: THE GATHERING, MONOPOLY, MY LITTLE PONY, NERF, PLAY-DOH and TRANSFORMERS, and premier partner brands. From toys and games, television programming, motion pictures, digital gaming and consumer product licensing, Hasbro fulfills the fundamental need for play and connection with children and families around the world. The Company's Hasbro Studios and its film label, ALLSPARK PICTURES, create entertainment brand-driven storytelling across mediums, including television, film, digital and more. Through the Company's commitment to corporate social responsibility, including philanthropy, Hasbro is helping to build a safe and sustainable world and to positively impact the lives of millions of children and families. Learn more at www.hasbro.com, and follow us on Twitter (@Hasbro & @HasbroNews) and Instagram (@Hasbro).

© 2016 Hasbro, Inc. All Rights Reserved.
Certain statements in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include expectations concerning the Company's potential performance in the future, including with respect to anticipated future benefits from investments in the Company's business and strategic efforts to grow the Company's brand portfolio and content delivery over the longer-term, and the Company's ability to achieve its other financial and business goals and may be identified by the use of forward-looking words or phrases. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements due to both known and unknown risks and uncertainties. Specific factors that might cause such a difference include, but are not limited to: (i) the Company's ability to design, develop, produce, manufacture, source and ship products on a timely and cost-effective basis, as well as interest in and purchase of those products by retail customers and consumers in quantities and at prices that will be sufficient to profitably recover the Company's costs; (ii) downturns in economic conditions affecting the Company's markets which can negatively impact the Company's retail customers and consumers, and which can result in lower employment levels, lower consumer disposable income and spending, including lower spending on purchases of the Company's products; (iii) other factors which can lower discretionary consumer spending, such as higher costs for fuel and food, drops in the value of homes or other consumer assets, and high levels of consumer debt; (iv) potential difficulties or delays the Company may experience in implementing cost savings and efficiency enhancing initiatives; (v) other economic and public health conditions or regulatory changes in the markets in which the Company and its customers and suppliers operate which could create delays or increase the Company's costs, such as higher commodity prices, labor costs or transportation costs, or outbreaks of disease; (vi) currency fluctuations, including movements in foreign exchange rates, which can lower the Company's net revenues and earnings, and significantly impact the Company's costs; (vii) the concentration of the Company's customers, potentially increasing the negative impact to the Company of difficulties experienced by any of the Company's customers or changes in their purchasing or selling patterns; (viii) consumer interest in and acceptance of the Discovery Family Channel, and programming created by Hasbro Studios, and other factors impacting the financial performance of the network and Hasbro Studios; (ix) the inventory policies of the Company's retail customers, including retailers' potential decisions to lower their inventories, even if it results in lost sales, as well as the concentration of the Company's revenues in the second half and fourth quarter of the year, which coupled with reliance by retailers on quick response inventory management techniques increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve compressed shipping schedules; (x) delays, increased costs or difficulties associated with any of our or our partners' planned digital applications or media initiatives; (xi) work disruptions, which may impact the Company's ability to manufacture or deliver product in a timely and cost-effective manner; (xii) the bankruptcy or other lack of success of one of the Company's significant retailers which could negatively impact the Company's revenues or bad debt exposure; (xiii) the impact of competition on revenues, margins and other aspects of the Company's business, including the ability to offer Company products which consumers choose to buy instead of competitive products, the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees; (xiv) concentration of manufacturing for many of the Company's products in the People's Republic of China and the associated impact to the Company of social, economic or public health conditions and other factors affecting China, the movement of products into and out of China, the cost of producing products in China and exporting them to other countries; (xv) the risk of product recalls or product liability suits and costs associated with product safety regulations; (xvi) the impact of other market conditions, third party actions or approvals and competition which could reduce demand for the Company's products or delay or increase the cost of implementation of the Company's programs or alter the Company's actions and reduce actual results; (xvii) the impact of litigation or arbitration decisions or settlement actions; and (xviii) other risks and uncertainties as may be detailed from time to time in the Company's public announcements and Securities and Exchange Commission ("SEC") filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.
This press release includes a non-GAAP financial measure as defined under SEC rules, specifically EBITDA.  EBITDA represents net earnings attributable to Hasbro, Inc. excluding net loss attributable to noncontrolling interests, interest expense, income taxes, depreciation and amortization. As required by SEC rules, we have provided reconciliation on the attached schedule of this measure to the most directly comparable GAAP measure. Management believes that EBITDA is one of the appropriate measures for evaluating the operating performance of the Company because it reflects the resources available for strategic opportunities including, among others, to invest in the business, strengthen the balance sheet, and make strategic acquisitions.
The press release also includes the Company's Consolidated, International segment and product category net revenues excluding the impact of changes in exchange rates.  Management believes that the presentation excluding the impact of exchange rate changes provides information that is helpful to an investor's understanding of the underlying business performance absent exchange rate fluctuations which are beyond the Company's control.  These measures should be considered in addition to, not as a substitute for, or superior to, net earnings or other measures of financial performance prepared in accordance with GAAP as more fully discussed in the Company's financial statements and filings with the SEC. As used herein, "GAAP" refers to accounting principles generally accepted in the United States of America.

HAS-E

Investor Contact:  Debbie Hancock | Hasbro, Inc. | (401) 727-5401 | debbie.hancock@hasbro.com

Press Contact: Julie Duffy | Hasbro, Inc. | (401) 727-5931 | julie.duffy@hasbro.com

# # #

(Tables Attached)

HASBRO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Thousands of Dollars)
	March 27, 2016	March 29, 2015
ASSETS
Cash and Cash Equivalents	$1,095,880	$1,081,397
Accounts Receivable, Net	670,663	563,301
Inventories	461,734	340,654
Other Current Assets	295,806	346,726
Total Current Assets	2,524,083	2,332,078
Property, Plant and Equipment, Net	241,253	243,589
Other Assets	1,599,359	1,671,449
Total Assets	$4,364,695	$4,247,116

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS
AND SHAREHOLDERS' EQUITY
Short-term Borrowings	$89,000	$231,914
Payables and Accrued Liabilities	679,373	585,155
Total Current Liabilities	768,373	817,069
Long-term Debt	1,547,434	1,546,169
Other Liabilities	402,346	396,137
Total Liabilities	2,718,153	2,759,375
Redeemable Noncontrolling Interests	39,152	42,234
Total Shareholders' Equity	1,607,390	1,445,507
Total Liabilities, Redeemable Noncontrolling Interests
and Shareholders' Equity	$4,364,695	$4,247,116

HASBRO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Quarter Ended

(Thousands of Dollars and Shares Except Per Share Data)	March 27, 2016	% Net Revenues	March 29, 2015	% Net Revenues
Net Revenues	$831,180	100.0%	$713,500	100.0%
Costs and Expenses:
Cost of Sales	290,240	34.9%	247,735	34.7%
Royalties	69,969	8.4%	59,089	8.3%
Product Development	57,164	6.9%	51,897	7.3%
Advertising	79,859	9.6%	67,742	9.5%
Amortization of Intangibles	8,691	1.0%	12,951	1.8%
Program Production Cost Amortization	6,186	0.7%	11,096	1.6%
Selling, Distribution and Administration	233,155	28.1%	208,785	29.3%
Operating Profit	85,916	10.3%	54,205	7.6%
Interest Expense	24,044	2.9%	24,585	3.4%
Other (Income) Expense, Net	2,659	0.3%	(4,695)	-0.7%
Earnings before Income Taxes	59,213	7.1%	34,315	4.8%
Income Taxes	12,242	1.5%	8,494	1.2%
Net Earnings	46,971	5.7%	25,821	3.6%
Net Loss Attributable to Noncontrolling Interests	(1,780)	-0.2%	(846)	-0.1%
Net Earnings Attributable to Hasbro, Inc.	$48,751	5.9%	$26,667	3.7%

Per Common Share
Net Earnings Attributable to Hasbro, Inc.
Basic	$0.39		$0.21
Diluted	$0.38		$0.21

Cash Dividends Declared	$0.51		$0.46

Weighted Average Number of Shares
Basic	125,266		124,853
Diluted	126,948		126,342

HASBRO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

(Thousands of Dollars)
	Quarter Ended
	March 27, 2016	March 29, 2015
Cash Flows from Operating Activities:
Net Earnings	$46,971	$25,821
Non-cash Adjustments	61,442	51,669
Changes in Operating Assets and Liabilities	185,210	237,791
Net Cash Provided by Operating Activities	293,623	315,281

Cash Flows from Investing Activities:
Additions to Property, Plant and Equipment	(31,218)	(31,151)
Other	3,626	(1,960)
Net Cash Utilized by Investing Activities	(27,592)	(33,111)

Cash Flows from Financing Activities:
Net Repayments of Short-term Borrowings	(75,526)	(20,325)
Purchases of Common Stock	(33,710)	(26,507)
Stock-based Compensation Transactions	14,209	17,463
Dividends Paid	(57,406)	(53,470)
Other	762	350
Net Cash Utilized by Financing Activities	(151,671)	(82,489)

Effect of Exchange Rate Changes on Cash	4,770	(11,451)

Cash and Cash Equivalents at Beginning of Year	976,750	893,167

Cash and Cash Equivalents at End of Period	$1,095,880	$1,081,397

HASBRO, INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(Thousands of Dollars)	Quarter Ended
	March 27, 2016	March 29, 2015	% Change
Major Segment Results
U.S. and Canada Segment:
External Net Revenues	$443,648	$345,690	28%
Operating Profit	78,335	41,423	89%
Operating Margin	17.7%	12.0%

International Segment:
External Net Revenues	345,037	305,713	13%
Operating Profit	2,853	1,903	50%
Operating Margin	0.8%	0.6%

Entertainment and Licensing Segment:
External Net Revenues	42,495	60,631	-30%
Operating Profit	5,442	16,402	-67%
Operating Margin	12.8%	27.1%

International Segment Net Revenues by Major Geographic Region
Europe	$224,123	$195,871	14%
Latin America	55,596	57,608	-3%
Asia Pacific	65,318	52,234	25%
Total	$345,037	$305,713

Net Revenues by Product Category
Boys	$336,855	$272,598	24%
Games	231,142	235,649	-2%
Girls	165,353	117,127	41%
Preschool	97,830	88,126	11%
Total Net Revenues	$831,180	$713,500

Reconciliation of EBITDA
Net Earnings Attributable to Hasbro, Inc.	$48,751	$26,667
Net Loss Attributable to Noncontrolling Interests	(1,780)	(846)
Interest Expense	24,044	24,585
Income Taxes	12,242	8,494
Depreciation	25,126	21,404
Amortization of Intangibles	8,691	12,951
EBITDA	$117,074	$93,255